Exhibit 3.1

CERTIFICATE OF AMENDMENT
OF THE
CERTIFICATE OF INCORPORATION
OF
COMBIMATRIX CORPORATION

Adopted in accordance with the provisions
of Section 242 of the General Corporation
Law of the State of Delaware

CombiMatrix Corporation, (the “Corporation”), a corporation organized and existing under the laws of the State of Delaware, by its duly authorized officer, does hereby certify:

FIRST: That the Board of Directors of the Corporation has duly adopted resolutions (i) authorizing the Corporation to execute and file with the Secretary of State of the State of Delaware an amendment of the Corporation’s Certificate of Incorporation to increase the authorized shares of the Corporation’s Common Stock, par value $0.001 per share; (ii) declaring such amendment to be advisable and (iii) directing that such amendment be considered at the Special Meeting of Stockholders held on April 28, 2015.

SECOND: That upon the effectiveness of this Certificate of Amendment of the Certificate of Incorporation, the Certificate of Incorporation is hereby amended by amending and restating Section 1 of Article IV to read as follows:

“Authorization.  The total number of shares of all classes of stock that the Corporation is authorized to issue is Fifty-Five Million (55,000,000) shares, consisting of Fifty Million (50,000,000) shares of Common Stock with a par value of $0.001 per share, and Five Million (5,000,000) shares of Preferred Stock with a par value of $0.001 per share.”

THIRD: That, in accordance with the provisions of the Delaware General Corporation Law, the holders of a majority of the outstanding Common Stock of the Corporation entitled to vote thereon affirmatively voted in favor of the amendment at the Special Meeting of Stockholders held on April 28, 2015.

FOURTH: That the amendment was duly adopted in accordance with the provisions of Section 242 of the Delaware General Corporation Law by the Board of Directors and stockholders of the Corporation.

*              *              *

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment of the Certificate of Incorporation to be executed by Mark McDonough, its President and Chief Executive Officer, this 28th day of April, 2015.

COMBIMATRIX CORPORATION

By:	/s/ MARK MCDONOUGH
Mark McDonough
President and Chief Executive Officer